UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2025

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Appointment of Certain Officers

On April 7, 2025, Sarbani Chaudhuri was appointed by Rocket Pharmaceuticals, Inc. (the “Company”) as the Company’s Chief Commercial & Medical Affairs Officer.

Ms. Chaudhuri, age 50, most recently served as the Vice President at Johnson & Johnson Innovative Medicine leading hematology from February 2022 through March 2025, where she was a driving force in J&J becoming the top hematology company worldwide in 2024. She led exponential growth of the multi-billion-dollar business, building an industry-leading multiple myeloma powerhouse with DARZALEX® and launching pioneering cell therapy and bispecifics CARVYKTI®, TECVAYLI®, TALVEY®, while expanding into lymphoma and leukemia with a next-generation pipeline. Prior to Johnson & Johnson, Ms. Chaudhuri served as Global Head of ENHERTU® and Breast Cancer at AstraZeneca from June 2020 through November 2021, where she established an unparalleled leadership foundation through unlocking multiple HER2-directed tumors. Before AstraZeneca, Ms. Chaudhuri worked at Pfizer from January 2014 through June 2020 in several roles of increasing responsibility. Earlier in her career, Ms. Chaudhuri also worked at Novartis, where she held several leadership roles within Novartis’ U.S. sales and marketing organization, playing a key role in strengthening the U.S. go-to-market model. Ms. Chaudhuri received a Bachelor of Engineering degree from VJTI, University of Mumbai, a Master of Business Management from XLRI, Institute of Management Studies, and an MBA from the University of Pennsylvania, with a focus on healthcare management

On April 7, 2025, the Company and Ms. Chaudhuri entered into an executive employment agreement (the “Executive Employment Agreement”) with an unspecified term, pursuant to which she is initially entitled to receive an annual base salary of $525,000 and a target annual bonus of 45% of such salary. In connection with the appointment, the Company will grant Ms. Chaudhuri new hire equity compensation equal to approximately $2,500,000, one-half of which will be in the form of options (the “Options”) to purchase shares of Company’s common stock, par value $0.01 per share, and one-half of which will be in the form of restricted stock units (“RSUs”). One-third of the RSUs and Options will vest on the first anniversary of the grant, and the remaining two-thirds will vest in eight quarterly increments over the following two years, subject to Ms. Chaudhuri’s continued employment with the Company. The Company will also pay Ms. Chaudhuri a sign-on bonus of $100,000, which will be paid in a lump sum 30 days following Ms. Chaudhuri’s start date, provided that she remains actively employed as of that date. The Executive Employment Agreement provides for a severance payment of nine months of annual base salary and nine months of Company-paid COBRA benefits upon certain qualifying terminations of employment and Ms. Chaudhuri’s execution of an irrevocable release of claims in favor of the Company. In connection with a qualifying termination within 12 months following a Change in Control (as defined in the Executive Employment Agreement), Ms. Chaudhuri would be entitled to a lump sum payment equal to twelve months of annual base salary, a lump sum amount equal to any annual bonus to which Ms. Chaudhuri would have been entitled for the year in which termination occurs, and, if timely elected, 12 months of Company-paid COBRA benefits.

Ms. Chaudhuri has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Chaudhuri has no family relationship with any of the executive officers or directors of the Company. There were neither any arrangements nor any understandings between Ms. Chaudhuri and any other person pursuant to which she was to be appointed as an officer of the Company.

The foregoing description of Ms. Chaudhuri’s Executive Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: April 7, 2025	By:	/s/ Martin Wilson
Martin Wilson
General Counsel and Chief Corporate Officer, SVP